Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-146425 and 333-153348 on Form S-8 and Registration Statement No. 333-156456 and 333-162054 on Form S-3 of our reports  dated March 1, 2010 relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited and subsidiaries, and the effectiveness of Flagstone Reinsurance Holdings Limited's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flagstone Reinsurance Holdings Limited and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche
Hamilton, Bermuda
March 1, 2010